EXHIBIT 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Confidential Separation Agreement and Release ("Agreement") is made by and between Scott Jordan ("Employee") and Zomedica Inc. ("Zomedica").

WHEREAS, Employee was an employee of Zomedica from January 1, 2025, until Employee’s employment ended on April 25, 2025;

WHEREAS, the parties now desire to amicably end Employee's employment with Zomedica and resolve any and all disputes that currently exist or may arise between them related to Employee's employment with Zomedica and separation therefrom;

NOW, THEREFORE, in consideration of the mutual promises and undertakings of the parties as set forth herein, and for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Confidentiality of this Agreement. Employee acknowledges that Zomedica has an obligation to disclose the existence and content of this Agreement under applicable securities laws. An 8-K must be filed within four (4) business days of the earlier of Employee’s separation of employment and the execution of this Agreement,. Zomedica agrees to allow Employee to review the draft 8-K and reasonably consider Employee’s comments to such 8-K prior to filing. .

2. Separation from Employment. Employee was separated from Zomedica on April 25, 2025, and has no right to further benefits from Zomedica as an employee after that date.

3. Consideration. In exchange for the mutual promises made in this agreement, Zomedica shall do the following:

(a) On the first regularly scheduled payroll date after Zomedica receives this signed Separation Agreement from Employee and the 7-day period for revocation specified in paragraph 15 below has passed, Zomedica agrees to make a lump sum payment to Employee in the amount of $80,769.23 (equivalent to twelve weeks’ wages). The payment shall be subject to applicable local, state, federal and social security tax withholdings. This payment will be included in Employee's W-2.

(b) Provided that Employee elects COBRA continuation coverage for medical, dental, and/or vision insurance, Zomedica will reimburse Employee for three months of COBRA continuation coverage. In order to receive reimbursement, Employee must submit proof of payment to accountspayable@zomedica.com. Other than the foregoing reimbursement, Employee shall be solely responsible for the total cost of Employee's COBRA premium payments.

(c) Zomedica agrees it will take no affirmative action to contest or appeal any decision by any state agency awarding unemployment benefits to Employee unless Employee has acquired or declined comparable new employment. Both parties acknowledge that Zomedica has a legal obligation to provide truthful, accurate information to any state unemployment agency and that the ultimate decision whether or not to award Employee unemployment benefits rests with the state agency. Employee acknowledges that receipt of separation pay as set forth above in paragraph 3(a) may affect Employee's eligibility for or the amount of unemployment benefits.

4. Breach of Agreement. Zomedica shall provide the consideration specified in paragraph 3 provided Employee complies with the provisions in this Agreement, including with limitation obligations of Confidentiality (paragraph 5) and non-disparagement (paragraph 6). Zomedica shall have the option to void its obligation to so perform in the event that Employee violates any provision of this Agreement. If any payment is made before a violation, Zomedica is free to pursue all legal and equitable remedies available including seeking reimbursement for the consideration paid under paragraph 3 and reasonable attorney’s fees.

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5. Confidential Information and Trade Secrets. In consideration of the payments provided in this Agreement, and as part of Employee’s continuing obligation to preserve confidentiality, Employee shall not, without an express written authorization from Zomedica, directly or indirectly, disclose to any other person, firm or corporation, any confidential, proprietary, private, or personal information of any nature concerning Zomedica, any member of the Board of Directors of Zomedica, Zomedica customers, clients, employees, independent contractors, or any other individual about whom Employee may have information as a result of Employee’s employment with Zomedica. Confidential, private, or personal information means information not generally known about Zomedica, its customers, clients, directors, officers, managers, and employees, including, but not limited to, Zomedica's financial condition, customer and client lists, projects, marketing and growth strategies, projections, plans, managers, employees, directors, officers, independent contractors or consultants, or private information about other individuals.

In addition, notwithstanding this provision or any other provision of this Agreement, Employee and Zomedica agree that Employee, pursuant to the Defend Trade Secrets Act of 2016, shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by Zomedica for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

6. Non-Disparagement. Employee further agrees not to, either by conversation or any other oral expression, by letter or any other written expression, or by any other deed or act of communication to the public or to any individual person or entity or groups of persons or entities, specifically including, but not limited to, past, present or future customers, clients, employees, independent contractors, or business associates of Zomedica, hereafter disparage, criticize, condemn or impugn the reputation or character of Zomedica and/or its board members, officers, directors, managers, employees, consultants or agents, based upon any event or circumstances occurring or existing prior to or on the date of this Agreement. Such limitation shall include, but not be limited to, comments or posts to any social media platform, any website, or employee/employer or company review forums, and further specifically including, by way of example but not limitation, any of the following sites: Stocktwits and any of its competitors or alternative social network platforms, Glassdoor, LinkedIn, Upwork, Facebook, and Reddit.

7. Release and Waiver. For and in consideration of the payment and benefits continuation provided in this Agreement, to the fullest extent permitted by applicable law, Employee hereby forever releases and discharges Zomedica, together with its board members, directors, officers, employees and affiliated entities, from any and all claims, demands, equitable relief, damages, costs, expenses, administrative actions and causes of action of any kind or character, whether known or unknown, relating in any manner to or arising from Employee's employment with Zomedica, or the separation thereof, or under the Work Agreement, or which may otherwise arise under any federal or state statute, the common law or in equity, including but not limited to any claim arising under the Americans with Disabilities Act, the Age Discrimination in Employment Act ("ADEA"), the Employee Retirement Income Security Act, the Family Medical Leave Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Michigan Elliott-Larsen Civil Rights Act, or the Michigan Persons With Disabilities Civil Rights Act, all as amended, and contract or tort claims, as well as claims for attorney’s fees, except claims not subject to be released under federal or state law; PROVIDED THAT, nothing in this provision or Agreement shall preclude Employee from seeking a judicial determination regarding the validity of this waiver with respect to any claims under the ADEA or from filing a charge with the U.S. Equal Employment Opportunity Commission, though Employee agrees not to seek or accept any money damages or other relief sought on Employee’s behalf by the EEOC or by any other federal, state, or local agency.

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8. Non-Admission of Liability. This Agreement shall not be construed as an admission, nor is it an admission, by Zomedica that it is liable in any respect for any claim or cause of action that has been or may hereafter be asserted. This Agreement is being entered into solely for the purpose of conferring consideration upon both parties in return for their resolution of the matters enumerated above.

9. Voluntary Execution. Employee acknowledges reading this Agreement, understands its terms, has entered into it voluntarily, and with full knowledge of its content, meaning, and effect. Employee further acknowledges that Employee has been given 21 days within which to consider this Agreement. Employee acknowledges that if Employee elects to sign this Agreement without considering the terms of this Agreement for at least 21 days, the decision to shorten the time for considering this Agreement prior to signing it is voluntary, and such decision has not been induced by Zomedica through fraud, misrepresentation, or a threat to withdraw or alter the terms and conditions set forth in this Agreement in the event Employee elected to consider this Agreement for at least 21 days prior to signing it. Employee acknowledges that if Employee does not return this Agreement by 5pm EST on May 23, 2025, 2025, then Employee will be deemed to have waived any rights under this Agreement. Zomedica advises Employee to consult with an attorney prior to signing this Agreement.

10. Binding Effect. This Agreement shall be binding upon the parties hereto, their heirs, administrators, successors, and assigns.

11. Entire Agreement, and Modification. This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements concerning the same subject matter, and there are no other agreements, representations or warranties between the parties which are not set forth herein. This Agreement may only be modified by writing signed by both parties.

12. Governing Law and Jurisdiction/Venue. This Agreement shall be construed according to the laws of the State of Michigan. The parties agree that any disputes under this Agreement shall be brought in the state or federal courts located in Michigan, and the parties hereby consent to the personal jurisdiction and venue of those courts. The prevailing party shall recover attorney fees from the other party.

13. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, unlawful, or unenforceable in any respect, all other provisions shall be unaffected, and this Agreement shall be construed as if such invalid, unlawful, or unenforceable provisions had never been contained herein.

14. Return of Company Property. Employee verifies that all the Zomedica property that was in Employee’s control during and following the separation of Employee’s employment with Zomedica has been returned to Zomedica, and acknowledges that any payments otherwise due under this Agreement shall not be paid until such property has been received by Zomedica.

15. Effective Date. Employee will have 7 calendar days following the execution of this Agreement to revoke the Agreement. Notice of revocation must be in a signed writing delivered to Kristin Domanski before expiration of the revocation period. This Agreement will not become effective or enforceable until Employee has executed the Agreement, the 7-day revocation period has passed, and the Agreement has been executed by Zomedica.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the day and year set forth above.

/s/ Scott Jordan
Scott Jordan

Date: 4/28/25

Zomedica Inc.

By: Larry Heaton

Name printed: Larry Heaton

Its: CEO

Date: 4/28/25

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